Exhibit 10 (g)

IMPERIAL SUGAR COMPANY

SUMMARY MANAGEMENT INCENTIVE PLAN

The Company has adopted Management Incentive Plans for Fiscal 2005 and 2006 for executive officers and certain other participants. The plans provide for cash bonuses based on achievement of a combination of individual performance goals and corporate profitability targets. The 2005 corporate profitability targets involve a combination of EBITDA and EVA (Economic Value Added). EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EVA is defined as EBITDA minus a charge for capital employed, calculated as 15% times average working capital and fixed assets. The 2006 plan does not utilize an EVA component in the corporate profitability targets. The achievement of individual performance goals and corporate profitability targets results in an incentive payment based on a participant’s bonus opportunity, which is set at a percentage of the participant’s base salary, ranging from 10% to 100% based on a participant’s responsibilities and position within the Company.

The schedule below lists for each executive officer target bonus opportunities for fiscal 2005 and 2006.

Fiscal 2005 Plan

A specified portion of the target bonus opportunity is allocated to individual performance goals. Individual performance goals are quantifiable and result in payment only if the individual performance goals are reached and a target EBITDA level is met. Actual EBITDA must equal at least 85% of target EBITDA to permit any payment on individual performance goals; at that level, the bonus payment would be at (i) in the case of non-officers, 50% of the individual performance component, increasing ratably to 100% when actual EBITDA reaches 100% of target EBITDA, and (ii) in the case of officers 25% of the individual performance component, increasing ratably to 100% when actual EBITDA reaches 112.1% of target EBITDA.

The balance of the bonus opportunity is based on the Company’s achievement of corporate profitability targets. Payment under this component requires actual EBITDA of at least 95% of target EBITDA, which yields a payment of (i) in the case of non-officers, 75% of this bonus component, increasing ratably to 100% of this bonus component when actual EBITDA reaches 100% of target EBITDA; and (ii) in the case of officers, 25% of this bonus component, increasing ratably to 50% as actual EBITDA increases to 100% of target EBITDA. Officers will be paid an increasing amount up to 100% of their target under the corporate profitability component as actual EBITDA increases to an enhanced target EBITDA level. Thereafter, the corporate profitability component increases (but not to exceed 200% of the target amount under this component) as EVA increases. Since the corporate profitability target was not attained, no payments were made under the 2005 plan.

Fiscal 2006 Plan

The fiscal 2006 plan is conceptually similar to the 2005 plan but will only use EBITDA in determining the corporate profitability targets. Individual performance goals will be treated similar to the 2005 plan. Fifty percent of an officer’s target bonus will be paid when a specific level of EBITDA is achieved and that percentage will increase on a linear slope to a maximum of 200% of target bonus when a higher level of EBITDA is achieved.

Executive Officer	Target Percentage of Salary
Robert A. Peiser	100
T. Kay Hastings	50
Patrick D. Henneberry	50
H. P. Mechler	50
William F. Schwer	50
J. Eric Story	30

The corporate profitability component represents 80% of the target for Mr. Peiser, 70% of the target for Mr. Henneberry and 60% of the target for the remaining executive officers.